Form N-SAR,
Sub-Item 77I
Terms of new or amended securities



Nuveen Pennsylvania Investment Quality Municipal Fund
811-06265

The Registrant has added new series of the preferred share class, as stated in each of the Statements Establishing and Fixing the Rights and Preferences, containing a description of the securities. The Registrant incorporates by reference to this Sub-Item 77I the Registrants two Statements of Establishing and Fixing the Rights and Preferences, which were filed as exhibit C to the reorganization Statement of Additional Information (SAI) in the SEC filing on Form 497 on September 6, 2013, Accession No. 0001193125-13-
360014.